CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - JUNE 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,126,478.849 units) at May 31, 2008           $ 3,006,448,316
Additions of 3,342.248 units on June 30, 2008                         9,389,451
Redemptions of (53,501.502) units on June 30, 2008                 (150,302,285)
Offering Costs                                                         (377,363)
Net Income (Loss) - June 2008                                       158,556,839
                                                                ---------------

Net Asset Value (1,076,319.595 units) at June 30, 2008          $ 3,023,714,958
                                                                ===============

Net Asset Value per Unit at June 30, 2008                       $      2,809.31
                                                                ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $  51,001,388
    Change in unrealized                                            114,658,101
  Gains (losses) on forward and options on forward contracts:
    Realized                                                         71,433,805
    Change in unrealized                                            (64,006,732)
  Interest income                                                     4,581,136
                                                                  -------------

                                                                    177,667,698
                                                                  -------------

Expenses:
  Brokerage fee                                                      18,966,119
  Performance fee                                                             0
  Operating expenses                                                    144,740
                                                                  -------------

                                                                     19,110,859
                                                                  -------------

Net Income (Loss) - June 2008                                     $ 158,556,839
                                                                  =============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on June 30, 2008                          $   2,809.31

Net Asset Value per Unit on May 31, 2008                           $   2,668.89

Unit Value Monthly Gain (Loss) %                                           5.26%

Fund 2008 calendar YTD Gain (Loss) %                                       5.19%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Strong Gains Posted on Global Equity Market Decline

Equity indices trading produced strong gains for the Fund as short positions benefited from the negative news that roiled markets around the globe. Signs of commodity-based inflation were constantly in the headlines and consumer confidence fell to a 16-year low. In the U.S., the Dow finished its worst performance for the month of June in over 75 years, and European and Asian equities fell in tandem.

Additional gains were recorded in interest rates trading, particularly in Europe, in response to the ECB's increasingly hawkish stance and fears of inflation. Energy trading also contributed as crude oil hit new highs on the back of escalating tensions between Israel and Iran, and amongst OPEC members.

Foreign Exchange trading results were slightly positive, due to central banks being forced to choose between growth and inflation, driving dollar weakness, and a higher Euro.

We are confident that our passion for a disciplined investment process, combined with our focus on continuous research, will compel us to take optimal advantage of these difficult market conditions. Please reach out to me with any questions or comments.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.